Exhibit 23.2

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration Statement of American Virtual Cloud Technologies, Inc. on Form S-1 of our report dated April 9, 2020, with respect to our audits of the consolidated financial statements of Stratos Management Systems, Inc. and Subsidiaries (dba: Computex Technology Solutions) as of December 31, 2019 and 2018 and for the years then ended, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

Melville, NY

April 28, 2020

An Independent Member of Urbach Hacker Young International